Exhibit 99.1


FREDERIC P. ZOTOS
                                                               1623 Avalon Drive
                                                                  Hull, MA 02045

Tel: (781) 925-0780         Fax: (781) 925 - 8665         Mobile: (781) 267-3667
E-Mail: fzotos@pathogenics.com
                                                       Wednesday August 10, 2005



William L. Sklar, Director
Michael L. Ferrari, Director
Pathogenics, Inc.
99 Derby Street
Suite 200
Hingham, MA  02043
United States

Re:  Salary deferral and accrual for the period April 1st - September 30th, 2005

Dear Bill and Mike:

     This letter constitutes my written notification to the Company and you its acting board of directors to defer and accrue my salary for the Company's second and third quarterly fiscal periods April 1st - September 30th, 2005 in accordance with the terms of my Employment Agreement (between Pathogenics, Inc. and Frederic P. Zotos, dated February 18, 2005). The pertinent terms of the Employment Agreement are as follows:

     " Employee may choose to defer and accrue a portion of the Base Salary. The salary deferral and accrual shall end and Company will pay the Employee in full the deferred and accrued salary amount hereunder upon the earlier of either the Employee's own determination, the Employee's termination of employment by the Company as provided in Section 4(d) of this Agreement, or the expiration of the Term of this Agreement." (Employment Agreement, Sec.3(a))

     This salary deferral and accrual shall end and the Company will pay me in full the deferred and accrued salary for this period when it has sufficient funds to do so. Additionally, no portion of the $275,000 proceeds from the Company's sale of securities dated February 18, 2005 shall be used for this payment, since "the Purchase Price may not and will not be used for accrued and unpaid officer and director salaries " (Securities Purchase Agreement, dated February 18, 2005, Sec.10(e)).

                                        Sincerely,

                                        /s/ Frederic P. Zotos
                                        -----------------------
                                        Frederic P. Zotos, Esq.
                                        President & CEO

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